PANGAEA LOGISTICS SOLUTIONS LTD. ANNOUNCES PRICING OF PRIVATE PLACEMENT

NEWPORT, RI - June 14, 2017 - Pangaea Logistics Solutions Ltd. (NASDAQ:PANL) (the “Company” or “our”) today announced that it has priced a private placement to various institutional and other accredited investors of approximately 6.7 million of its common shares, par value $0.0001 per share (the “Common Shares”), which is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), at a purchase price of $2.25 per share, which includes approximately 2 million common shares to be issued as in-kind payment of accrued dividends and debt at the same price per share of $2.25 (the “Private Placement”). The gross proceeds to the Company will be approximately $15 million, with use targeted for acquisition of dry bulk vessels, expansion of the Company’s logistics services, and general corporate purposes.

The Private Placement is subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Common Shares or any other securities, and shall not constitute an offer, solicitation, or sale of any securities in any jurisdiction in which, or to any persons to whom, such an offer, solicitation, or sale would be unlawful. The Common Shares have not been and will not be registered under the Act or any state securities laws and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Act, or in a transaction not subject to the registration requirements of the Act or any state securities laws.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. provides logistics and ocean shipping services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning.

CONTACT:
Prosek Partners
Thomas Rozycki
Managing Director
(212) 279-3115 x208
trozycki@prosek.com